EXHIBIT 99.1

KNIGHT TRANSPORTATION ANNOUNCES 3-FOR-2 STOCK SPLIT, CASH DIVIDEND

PHOENIX, ARIZONA - November 15, 2005 - Knight Transportation, Inc. (NYSE: KNX) (the "company") announced today that its board of directors has declared a 3-for-2 stock split on all shares of its outstanding common stock that will be effected in the form of a stock dividend. The stock split will entitle all shareholders of record as of the close of business on Nov. 30, 2005, to receive one additional share of common stock for every two shares of common stock held on that date. The additional shares will be distributed to shareholders on or about Dec. 23, 2005. Cash will be paid in lieu of issuing fractional shares. The company currently has approximately 56.9 million shares of common stock outstanding, and after giving effect to the stock split, will have approximately 85.4 million shares outstanding.

The company also announced today that its board of directors has declared a cash dividend of $0.02 per share on its common stock. The dividend is payable to shareholders of record on Jan. 31, 2006, and is expected to be paid on Feb. 14, 2006. The cash dividend per share expected to be paid on Feb. 14, 2006, is the same amount per share as paid for the past four quarters. However, with the expected increase in outstanding shares in relation to the stock split, the aggregate amount of the cash dividend is expected to increase by approximately 50%. The company currently expects to continue to pay quarterly cash dividends in the future. The actual declaration of future cash dividends, and the establishment of record and payment dates, is subject to final determination by the board of directors each quarter after its review of the company's financial performance. Future payment of cash dividends, and the amount of any such dividends, will depend upon financial condition, results of operations, cash requirements, tax treatment, and certain corporate law requirements, as well as other factors deemed relevant by the company's board of directors.

Knight Transportation Inc. is a short- to medium-haul truckload carrier headquartered in Phoenix. The company serves most of the United States through its regional service centers in Phoenix; Tulare, Calif.; Salt Lake City; Portland, Ore.; Las Vegas; Denver; Kansas City, Kan.; Indianapolis; Katy, Texas; Gulfport, Miss.; Charlotte, N.C.; Memphis, Tenn.; Atlanta; Carlisle, Pa.; Lakeland, Fla.; Chicago; El Paso, Texas; Idaho Falls, Ida.; and Reno, Nev. The company transports general commodities, including consumer goods, packaged foodstuffs, paper products, beverage containers, imported and exported commodities. The company provides refrigerated services through its wholly owned subsidiary, Knight Refrigerated, and brokerage services through its wholly owned subsidiary, Knight Brokerage.

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are made based on the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results or events may differ from those anticipated by forward-looking statements. In particular, our declaration of future dividends is subject to various risks and uncertainties, including: our inability to declare a dividend in compliance with applicable laws; restrictions on the payment of dividends under existing or future credit agreements or other financing arrangements; changes in tax laws relating to corporate dividends; a determination by the board of directors that the declaration of a dividend is not in the best interests of the company and its shareholders; an increase in our cash needs or a decrease in available cash; or a deterioration in our financial condition or results, including as a result of those risks, uncertainties, and other factors identified from time to time in our filings with the Securities and Exchange Commission. Please refer to various disclosures by the company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission for information concerning risks, uncertainties and other factors that may affect future results.

CONTACT: David Jackson, 602-269-2000

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